Exhibit 99.8

CONSENT OF SALEM PARTNERS LLC

We hereby consent to (i) the inclusion of our opinion letter, dated March 29, 2012, to the Special Committee of the Board of Directors and the Board of Directors of Image Entertainment, Inc. as Appendix D to the joint proxy statement/prospectus forming part of this Registration Statement on Form S-4, and (ii) the references to our firm and such opinion under the captions “Summary –Financial Advisors to Image and the Image Special Committee,” “The Business Combination – Background of the Business Combination,” “The Business Combination – Recommendation of the Image Board; Image’s Reasons for the Business Combination” and “The Business Combination –Financial Advisors to Image and the Image Special Committee – Opinion of Image’s Special Committee Financial Advisor.”

By giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder.

/s/ Salem Partners LLC

Salem Partners LLC
April 13, 2012